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                                                                     EXHIBIT 2.3


                               PURCHASE AGREEMENT


         THIS AGREEMENT made this 21st day of August, 1998, by and between KanMap, Inc. and Cherokee Methane Corporation, the persons signatory hereto as named in Exhibit "A" attached hereto; (hereinafter referred to as "SELLERS") and Loch Exploration, Inc. (hereinafter referred to as "BUYER") or assigns.

         WITNESSETH:

         WHEREAS, SELLERS are the owners and holders of all of the issued and outstanding capital stock of KanMap, Inc., a Kansas corporation (KM"), the number of shares owned and held by each of the SELLERS being set forth in Exhibit "A" attached hereto and Vance K. Cain is the owner and holder of fifty percent (50%) of all of the issued and outstanding capital stock of Cherokee Methane Corporation, a Kansas corporation ("CMC") the number of shares owned and held by the SELLERS being set forth in Exhibit "A" attached hereto; and

         WHEREAS KM owns certain intangible and tangible assets (the "KM ASSETS") including, but not limited to; interests in oil and gas leased, equipment, tools, inventory, supplies, rolling stock, oil and gas reserves, office equipments, furniture, etc.; and CMC owns certain intangible and tangible assets (the "CMC ASSETS") including but not limited to; gas gathering systems, gas gathering contracts, right of ways, compression and dehydration facilities, etc.; and

         WHEREAS SELLER(S) is (are) willing to sell to BUYER and BUYER is willing to purchase from SELLER(S) all the KM ASSETS, fifty percent (50%) working interest in and to the CMC ASSETS, all upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, it is agreed to as follows:

                                    ARTICLE I
                                Sale and Purchase

         1.1 AGREEMENT TO SELL AND PURCHASE. Subject to the terms and conditions of this Agreement, SELLER(S) agree to sell and BUYER agrees to purchase and pay for all of the Assets which are owned and held by SELLER(S).

         1.2 PURCHASE PRICE. The purchase price to be paid by BUYER to SELLER(S) for said Assets shall be as follows:

                  1.2.1    The sum of $600,000.00 for all the KM ASSETS; plus

                  1.2.2    Fifty percent (50%) interest in and to the CMC
                           ASSETS.



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                           a)  It is the intent of BUYER to acquire ALL the
                               Assets of Cherokee Methane Corporation. SELLER(S) shall provide reasonable assistance to BUYER, as necessary, to obtain the remaining CMC ASSETS.

                           b) The fund described in 1.2.1 above shall be reduced by the cost of completion of certain remaining obligations of KanMap, Inc. These obligations are estimated at approximately $200,00.00 and are as follows:

                               -    Completion of seven (7) new wells (the
                                    Fredonia wells) located in Wilson County, Kansas (TAI '96B).

                               -    Completion of three (3) new wells and four
                                    (4) recompletion wells located in Montgomery
                                    County, Kansas (TAI '96A).

                               -    Completion of construction of a gas
                                    gathering system segment located in
                                    Montgomery County, Kansas (CMC Expansion
                                    '98).

         1.3      PAYMENT.  The purchase price shall be paid as follows:

                  1.3.1 KANMAP, INC. The sum of $4,000.00, as a deposit, within five (45) days of the date of execution of this Agreement, payable in cash or certified funds to KanMap, Inc.

                           a) In the event SELLER(S) are unable to perform their obligations under this Agreement on or prior to the closing date, SELLER(S) shall immediately return such deposit in full to purchaser.

                           b) In the event that BUYER is unable to perform its obligations under this agreement on or prior to the closing date, SELLER(S) shall be entitled to retain the deposit as liquidated damages.

                  plus,

                  1.3.2 The sum of $71,000.00 payable in cash or certified funds, upon closing, on or about September 1, 1998, but no later than October 21, 1998.

                  1.3.3 The sum of $175,000.00 payable as periodic installments. The amount and frequency of such installments shall be twenty-five percent (25%) of the net proceeds of production, payable by check, monthly, from new wells caused to be completed by BUYER.

                  1.3.4 The equivalent of $150,000.00 of capital stock (approximately 300,000 shares of stock) in Loch Energy, Inc.

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         1.4      CLOSING. The consummation of this transaction (the "Closing")
                  shall take place on or about September 1, 1998, but no later than September 31, 1998 at a mutually agreeable location in Independence, Kansas.

         1.5 EFFECTIVE TIME. This transaction shall be effective for all purposes as of 12:01 a.m., September 1, 1998 (the "Effective Time").


                                   ARTICLE II
                          Representations of SELLER(S)


         SELLER(S) represent to BUYER as follows:

         2.1 RIGHT, TITLE. SELLER(S) have good right, title and authority to enter into this Agreement and to sell, free and clear of any lien, claim or encumbrance.

         2.2 CORPORATE STATUS, AUTHORITY. KanMap, Inc. and Cherokee Methane Corporation (CORPORATIONS) are Kansas corporations, in good standing, authorized to transact business in the State of Kansas.

         2.3 CAPITALIZATION. The CORPORATIONS each have authorized capital of 10,000 shares of common stock, with par value of $10.00 per share, of which 10,000 shares are issued and outstanding. There are no outstanding warrants, options, calls, subscriptions, contracts, right or other agreements or commitments obligating the CORPORATIONS or SELLER(S) to issue, purchase or sell any shares of capital stock of the CORPORATIONS, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for shares of the capital stock of the CORPORATIONS.

         2.4 TAX RETURNS. The CORPORATIONS have filed all federal, state and local income tax, severance tax, production tax, excise tax, employment tax and ad valorem tax returns due for all prior periods and there are no taxes, interest or penalties due from the CORPORATIONS to any income tax authority except as may be accrued and shown upon the financial statements of the CORPORATIONS.

         2.5 FINANCIAL STATEMENTS. The financial statements of the CORPORATIONS up through the statements dated December 31, 1996, shall have been prepared in a consistent manner, in accordance with generally accepted accounting principles, and fairly represent the financial condition of the CORPORATIONS from an historic standpoint, but without reference to the fair adverse changes in the financial condition of the CORPORATIONS.


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         2.6      ASSETS. The assets of the CORPORATIONS as of the Effective
                  Time shall consist of "Cash" and "Cash Equivalents", "Accounts Receivable", "Fixed Assets", and "Other Assets" as previously described.

                  The description of assets set forth in the financial statements are general and approximate in character and do not constitute any warranty as to quantity, quality, fitness, condition, value, productivity, performance, collectability or recoverability.

         2.7 LIABILITIES. The liabilities of the CORPORATIONS as of the Effective Time shall consist only of liabilities as agreed by the parties.

         2.8 DEPRECIATION, DEPLETION, AND AMORTIZATION, ADJUSTMENTS, CONTINGENCIES. The entries appearing on the CORPORATIONS' financial statements for depreciation, depletion and amortization are subject to final adjustment to conform with generally accepted accounting principles and have no necessary relationship to the actual condition or value of the assets of the CORPORATIONS.

         2.9 CONTRACTS, COMMITMENTS. The CORPORATIONS and their assets are not subject, as of the Effective Time, to any contracts or commitments except as follows:

                  2.9.1 The liabilities of the CORPORATIONS as appear from financial statements.

                  2.9.2 Contracts for purchase and sale of natural gas into and from certain natural gas gathering systems.

                  2.9.3 Advance Payment Agreement with Cherokee Methane Corporation.

                  2.9.4 The general duties to comply with all applicable federal, state and local laws, statutes, rules and regulations, including without limitation, those relating to environmental protection.

                  2.9.5 A Purchase and Management Agreement with Crescent Investments, Inc., subsequently assigned to Scotti Industries, Inc. relating to the sale of Section 29 of IRS Code Federal Tax Credits from SELLER(S) interest in certain qualifying natural gas wells.

         2.10 SUITS, CLAIMS. There are, to the knowledge of SELLER(S), no suits, claims or administrative proceedings pending or threatened against the CORPORATIONS, except to the extent of class constituting liabilities and reflected on the financial statements as hereinabove described.


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         2.11     EMPLOYMENT. The CORPORATIONS are not subject to any collective bargaining agreement or any contract or obligation with any employee, consultant or contractor which would bind the CORPORATIONS beyond the Effective Time. Further, the CORPORATIONS do not have in effect any employee benefit plan, retirement plan, pension plan, or other arrangement for the benefit of past or present employees which would bind the CORPORATIONS subsequent to the Effective Time or with respect to which any unfunded liability exists.

         2.12 INSURANCE. Pending closing, SELLER(S) shall cause the CORPORATIONS to maintain in force its existing public liability, auto liability, and workman's compensations insurance coverages.

         2.13 PROHIBITIONS. The execution of this document is not in any way prohibited by the CORPORATIONS' Articles of Incorporation or Bylaws, or by any contract, covenant or agreement to which the SELLER(S) or the CORPORATIONS are parties, or by the order of any court or regulatory body by virtue of any judicial or administrative proceedings to which SELLER(S) or the CORPORATIONS are parties.

         2.14 ACCESS. SELLER(S) will afford BUYER complete access to the corporate records, financial statements and business records of the CORPORATIONS, and to the assets described and the technical files and data pertaining thereto.

         2.15 ENVIRONMENTAL MATTERS. SELLER(S) are not aware of any violations with respect to the CORPORATIONS or their assets of any applicable environmental law, statute, rule or regulation.

         2.16 TITLE. SELLER(S) have no actual knowledge of any adverse claims to the CORPORATIONS' title to its assets.

         2.17 CONDITION. SELLER(S) make no warranty or representation whatsoever as to the condition of the assets of the CORPORATIONS and that such condition is strictly "AS IS".

                                   ARTICLE II
                                  Miscellaneous

         3.1 EMPLOYMENT AGREEMENT. BUYER shall employ Terri L. Bryant-Cain at a salary of $3,000.00 per month, for a minimum period of one year. Her responsibilities shall include the day to day activities and administrative management of the field office located in Independence, Kansas and shall be consistent with those currently performed and as further agreed upon by the parties.


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         3.2      CONSULTING AGREEMENT. BUYER shall retain Vance K. Cain for consulting purposes and to provide guidance and direction for field operations, at a rate of $1,500.00 per month, for a minimum period of six months.

         3.3 FIELD OFFICE SHOP AND YARD. Vance K. Cain and Terri L. Bryant-Cain are the owners of the real estate located at 2101
                  W. Maple St., Independence, Kansas 67301, containing offices, shop and yard. It is the intent of the above named owners to rent these facilities, in whole or part, to BUYER at a rate to be mutually agreed upon and commensurate with those rates used in the prevailing area.

         3.4 BUYER is granted a First Right of Refusal to purchase property at 2101 W. Maple for a period of 24 months after the effective date.





SELLER(S)

KanMap, Inc.                                Cherokee Methane Corporation

By: //s// Vance K. Cain                     By: //s// Vance K. Cain
   ------------------------------              -------------------------------
    Vance K. Cain                              Vance K. Cain
    President                                  President



BUYER

Loch Energy, Inc.


By: //s// Glenn L. Loch
   ------------------------------
   Glenn L. Loch
   President









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